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Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated March 10, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which is filed as an exhibit to, and incorporated by reference in, Franco-Nevada Corporation's Annual Report on Form 40-F for the year ended December 31, 2015. We also consent to the reference to us under the heading "Auditors, Transfer Agent and Registrar" in the preliminary short form base shelf prospectus which forms part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Ontario, Canada

April 22, 2016

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  Exhibit 5.1